EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Todd Wyatt Office: 210-255-6157 Wireless: 210-347-3540 todd.wyatt@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2011

Third Quarter Highlights

-  Worldwide revenue of $531.4 million, up 5% from the prior-year period, as reported, and up 3% on a constant currency basis

-  Worldwide Active Healing Solutions™ (“AHS”) revenue of $372.1 million, up 4% from the prior-year period, as reported, and up 1% on a constant currency basis

-  Worldwide LifeCell™ revenue of $97.4 million, up 15% from the prior-year period, as reported, and up 14% on a constant currency basis

-  Worldwide Therapeutic Support Systems (“TSS”) revenue of $61.8 million, down 2% from the prior-year period, as reported, and down 6% on a constant currency basis

-  Net earnings per diluted share of $1.16, up 9% from the prior-year period, as reported, and up 13% on an adjusted non-GAAP basis

San Antonio, Texas, October 21, 2011 – Kinetic Concepts, Inc. (NYSE: KCI) today reported third quarter 2011 total revenue of $531.4 million, an increase of 5% from the third quarter of 2010.  Total revenue for the first nine months of 2011 was $1.55 billion, which represented a 4% increase from the prior-year period.  Foreign currency exchange movements favorably impacted total revenue by 2% for both the third quarter and the first nine months of 2011 compared to the corresponding periods of the prior year.

Net earnings for the third quarter of 2011 were $90.7 million, an increase of 20% compared to $75.8 million for the same period one year ago.  Net earnings per diluted share, as reported, were $1.16 for the third quarter, an increase of 9% from the same period one year ago.  Fully diluted, weighted average shares outstanding were 78.4 million for the third quarter of 2011 and 74.9 million for the first nine months of 2011, representing increases of 9% and 5%, respectively, from the corresponding periods of the prior year due primarily to the dilutive effect of our convertible notes and related warrants.  On a non-GAAP basis, excluding the effects of certain adjustments including acquisition-related expenses related to our 2008 purchase of LifeCell and expenses recorded in the third quarter of 2011 associated with our proposed merger transaction, net earnings per diluted share were $1.35 for the third quarter of 2011 compared to $1.20 from the prior-year period.

“Our third quarter financial performance was very solid, and once again, demonstrates KCI’s commitment to fiscal discipline while simultaneously launching new products and enhancing our global footprint,” said Catherine Burzik, President and Chief Executive Officer of KCI.  “While our capital structure will change as a result of our pending merger transaction, we will continue to invest in innovation and geographic expansion in keeping with our perpetual commitment and promise to improve patient outcomes around the globe.”

Revenue Recap – Third Quarter and First Nine Months of 2011

Worldwide revenue from AHS products was $372.1 million for the third quarter of 2011 and $1.07 billion for the first nine months of 2011 compared to $358.4 million and $1.04 billion, respectively, for the corresponding periods of 2010.  The growth in third quarter worldwide AHS revenue was attributable primarily to favorable foreign currency movements, higher volumes from new markets, capital sales and recent product introductions, partially offset by lower rental revenue in established markets.  Foreign currency exchange movements favorably impacted worldwide AHS revenues in both the third quarter and first nine months of 2011 by 2% compared to the prior-year periods.

AHS revenue from the Americas region of $281.2 million for the third quarter of 2011 was up 2% as compared to the prior-year period and increased 5% from the second quarter of 2011.  AHS Americas revenue for the first nine months of 2011 was $805.9 million, a 2% increase from the prior-year period.  The increase in AHS Americas revenue during both the third quarter and first nine months of 2011 was attributable to a combination of increased sales volumes of V.A.C.® Therapy units and increased sales revenue from the adoption of recently-launched, new negative pressure-based therapies in the U.S., partially offset by a decrease in rental volumes and realized pricing on V.A.C. Therapy rental units.

AHS EMEA revenue was $73.9 million and $217.9 million, respectively, for the third quarter and first nine months of 2011 compared to $71.5 million and $219.0 million, respectively, for the corresponding periods of the prior year.  Foreign currency exchange rate movements favorably impacted AHS EMEA revenue during the third quarter and first nine months of 2011 by 8% and 7%, respectively, compared to the prior-year periods.  On a constant currency basis, AHS EMEA revenue decreased 5% and 7% during the third quarter and the first nine months of 2011, respectively, compared to the prior-year periods due to continued pricing pressures on V.A.C. Therapy rental units and a decline in rental and sales volumes, partially offset by volume growth on sales of V.A.C.Via™, ABThera™ and V.A.C. Therapy units.

AHS APAC revenue was $17.0 million and $46.7 million, respectively, for the third quarter and first nine months of 2011 compared to $11.4 million and $28.0 million, respectively, for the corresponding periods of the prior year.  Foreign currency exchange rate movements favorably impacted AHS APAC revenue during both the third quarter and first nine months of 2011 by 17% compared to the prior-year periods.  On a constant currency basis, AHS APAC revenue increased 32% and 49%, respectively, during the third quarter and the first nine months of 2011 compared to the prior-year periods due primarily to higher rental and sales volumes in Japan.   Total AHS revenue generated in Japan was $7.6 million for the third quarter of 2011, an increase of $4.7 million, or 163% from the third quarter of the prior year.  Foreign currency exchange rate movements favorably impacted AHS Japan revenue by 25% during the third quarter of 2011, compared to the corresponding period of 2010.

Worldwide LifeCell revenue was $97.4 million and $286.8 million, respectively, for the third quarter and first nine months of 2011, up 15% and 16%, respectively, from the corresponding prior-year periods.  LifeCell EMEA sales totaled $2.9 million and $8.8 million, respectively, for the third quarter and first nine months of 2011, up from $1.7 million and $4.3 million, respectively, during the prior-year periods, with revenue growth reported in all geographic locations where we have launched our LifeCell products.  Foreign currency exchange movements did not have a significant impact on worldwide LifeCell revenue as compared to the third quarter and first nine months of the prior year.

Worldwide TSS revenue was $61.8 million for the third quarter and $195.0 million for the first nine months of 2011 compared to $63.4 million and $203.5 million, respectively, for the same periods one year ago.  TSS Americas revenue was $37.7 million for the third quarter and $123.2 million for the first nine months of 2011 compared to $41.8 million and $134.8 million, respectively, for the same periods in the prior year.  The decrease in TSS Americas revenue was driven by our rental business, which has experienced increased competitive pressure and modest share loss.  TSS EMEA revenue was $23.9 million for the third quarter and $70.9 million for the first nine months of 2011 compared to $21.1 million and $67.5 million, respectively, for the same periods in the prior year.  On a constant currency basis, TSS EMEA revenue increased 4% during the third quarter of 2011 compared to the prior-year period due primarily to strong capital sales.  Foreign currency exchange rate movements favorably impacted Americas and EMEA TSS revenue by 1% and 10%, respectively, in the third quarter of 2011 and 1% and 7%, respectively, in the first nine months of 2011 compared to the prior-year periods.

Profit Margins

Gross profit for the third quarter and first nine months of 2011 was $331.7 million and $933.7 million, respectively, representing increases of 15% and 11%, respectively, from the same periods of the prior year.  Gross profit margin was 62% and 60%, respectively, for the third quarter and first nine months of 2011, an increase of approximately 530 basis points and 370 basis points, respectively, from the prior-year periods.  The gross profit margin increase during the third quarter of 2011 compared to the prior-year period was due primarily to lower royalty expense associated with our previous license agreement with Wake Forest University, higher gross margins associated with our LifeCell business unit, lower rental fleet depreciation and favorable product mix.  The year-to-date gross profit margin increase was lower than the current quarter resulting primarily from increased selling expenses related to additional investment in our AHS sales force during the second half of 2010 and first nine months of 2011.  During the third quarter of 2010, the Company recorded $23.9 million in royalty expense associated with our previously-existing licensing agreement with Wake Forest.

Selling, general and administrative (“SG&A”) expenses for the third quarter and first nine months of 2011 were $155.9 million and $452.4 million, respectively, representing increases of 12% and 7%, respectively, from the same periods of the prior year.  SG&A increases during the third quarter of 2011 compared to the prior-year period included the impact of foreign currency movements, transaction-related costs associated with our recently-announced acquisition, higher selling costs associated with our LifeCell division and higher costs associated with geographic expansion.  The year-to-date percentage increase in SG&A expenses was lower than the current quarter resulting primarily from reduced litigation costs and prior-year charges associated with our TSS portfolio rationalization and our Global Business Transformation in the second quarter.

Research and development expenses for the third quarter and first nine months of 2011 were $23.5 million and $68.1 million, respectively, representing increases of 13% and 1% from the corresponding periods in the prior year.  Research and development expenses were higher during the third quarter of 2011 compared to the prior-year period due to increased headcount following the 2010 formation of our Center for Advanced Research and Technology.  During the third quarter of 2011, total research and development expenses represented 4.4% of revenue compared to 4.1% for the same period one year ago.

Operating earnings for the third quarter and first nine months of 2011 were $143.4 million and $386.6 million, respectively, representing increases of 19% and 20%, respectively, from the corresponding periods of the prior year.  The increase in operating earnings resulted from a combination of lower royalty expense, favorable foreign currency movements and prior-year charges associated with our TSS portfolio rationalization and Global Business Transformation, partially offset by higher costs associated with our recently-announced acquisition.  During the third quarter of 2011, the Company recorded $6.0 million in expenses associated with our recently-announced acquisition.

Other Income/Expense

Third quarter 2011 interest expense decreased to $17.3 million compared to $21.5 million in the same period of the prior year due to debt payments made over the last twelve months, as well as lower interest rates due, in part, to our debt refinancing completed in the first quarter of 2011.  Long-term debt outstanding, on a debt-instrument basis, as of September 30, 2011 consisted of a senior secured term loan of $529.4 million due 2016 and $690.0 million of 3.25% senior convertible notes due 2015.  Foreign currency transaction losses were $2.1 million in the third quarter of 2011 compared to gains of $2.1 million in the prior-year period due primarily to significant volatility in the foreign currency markets.

Income Tax Rate

The effective income tax rate for the third quarter and first nine months of 2011 was 27.0% and 27.1%, respectively, compared to 25.0% and 28.0%, respectively, during the corresponding periods in 2010.  The increase in the effective income tax rate for the third quarter of 2011 as compared to the prior-year period was due primarily to the favorable resolution of certain tax contingencies during 2010.

Financial Position

Total cash at quarter-end was $656.8 million, an increase of $340.2 million from year-end 2010.  Operating cash flow less net capital expenditures for the first nine months of 2011 was $327.1 million, an increase of $147.5 million compared to the prior-year period due primarily to higher net earnings and lower cash outlays for royalty payments, inventory purchases, interest and income taxes, partially offset by higher capital expenditures.  Total long-term debt outstanding at September 30, 2011 was $1.12 billion on a GAAP-basis and $1.22 billion on an economic, or debt-instrument, basis.

Other Information

On July 12, 2011, KCI entered into a definitive merger agreement under which a consortium of funds advised by Apax Partners (“Apax”), together with controlled affiliates of Canada Pension Plan Investment Board (“CPPIB”) and the Public Sector Pension Investment Board (“PSP Investments”), will acquire KCI for $68.50 per share in cash in a transaction currently valued at $6.2 billion, inclusive of KCI’s outstanding debt.

The Board of Directors of KCI has unanimously approved the merger agreement and recommended that KCI’s shareholders approve the agreement with the consortium.  A special meeting of KCI’s shareholders will be held on October 28, 2011 to approve the merger agreement.

The transaction is subject to certain closing conditions, including the approval of KCI’s shareholders and the satisfaction of other customary closing conditions, but is not subject to any closing condition with regard to the financing of the transaction.  The transaction is currently expected to close in November 2011.  Given the pending transaction, KCI will not be holding a conference call to discuss third quarter results.

Outlook

In connection with KCI’s pending merger with the Apax consortium and related recapitalization, KCI has suspended its 2011 outlook.

Non-GAAP Financial Information

Within this document, we have included our results for the third quarter and nine months ended September 30, 2011 on a non-GAAP basis to exclude the impact of specified non-cash expenses associated with our 2008 acquisition of LifeCell and the impact of other charges, including costs associated with our TSS portfolio rationalization and our Global Business Transformation incurred in the second quarter of 2010, debt refinancing costs incurred during the first quarter of 2011 and acquisition-related costs incurred during the second and third quarters of 2011 associated with our proposed merger transaction.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2010 and 2011.  These non-GAAP financial measures do not replace the presentation of our GAAP results.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 7,100 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, visit www.kci1.com.

Additional Information about the Merger and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed acquisition of KCI by investment funds advised by Apax, together with controlled affiliates of CPPIB and the PSP Investments.  KCI filed a definitive proxy statement with the SEC on September 26, 2011 related to the merger (the “Merger”) and the other transactions contemplated by the Agreement and Plan of Merger, dated as of July 12, 2011, by and among KCI, Chiron Holdings, Inc. and Chiron Merger Sub, Inc. INVESTORS AND SECURITY HOLDERS OF KCI ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive proxy statement was mailed to shareholders of KCI beginning on September 27, 2011. Investors and security holders may obtain a free copy of the proxy statement, and other documents filed by KCI with the SEC, at the SEC’s web site at www.sec.gov. Free copies of the proxy statement and KCI’s other filings with the SEC may also be obtained from KCI by directing a request to Kinetic Concepts, Inc., Attention: Investor Relations, 8023 Vantage Drive, San Antonio, TX 78230, or by calling 210-255-6157.

Participants in Solicitation

KCI and its directors, executive officers and other members of its management and employees may be deemed to be soliciting proxies from KCI’s shareholders in favor of the proposed Merger. Information regarding KCI’s directors and executive officers is available in its 2010 Annual Report on Form 10-K filed with the SEC on March 1, 2011, and definitive proxy statement relating to its 2011 Annual Meeting of Shareholders filed with the SEC on April 15, 2011. Shareholders may obtain additional information regarding the interests of KCI and its directors and executive officers in the proposed Merger, which may be different than those of KCI’s shareholders generally, by reading the proxy statement and other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

This press release contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements and are subject to a number of risks and uncertainties that could cause or contribute to these differences include, but are not limited to, the possibility that the Merger is not consummated.  All information set forth in this release and its attachments is as of October 21, 2011.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, which is expected to be filed with the SEC in early November 2011.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
			%			%
	2011	2010	Change	2011	2010	Change
Revenue:
Rental	$279,135	$288,970	(3.4)%	$837,149	$852,045	(1.7)%
Sales	252,236	217,738	15.8	715,236	638,240	12.1

Total revenue	531,371	506,708	4.9	1,552,385	1,490,285	4.2

Rental expenses	136,789	155,765	(12.2)	433,634	464,606	(6.7)
Cost of sales	62,925	61,551	2.2	185,062	184,782	0.2

Gross profit	331,657	289,392	14.6	933,689	840,897	11.0

Selling, general and administrative expenses	155,855	139,512	11.7	452,377	422,103	7.2
Research and development expenses	23,530	20,873	12.7	68,124	67,375	1.1
Acquired intangible asset amortization	8,855	8,855	-	26,567	28,570	(7.0)

Operating earnings	143,417	120,152	19.4	386,621	322,849	19.8

Interest income and other	297	265	12.1	766	544	40.8
Interest expense	(17,314)	(21,534)	(19.6)	(55,311)	(67,360)	(17.9)
Foreign currency gain (loss)	(2,117)	2,148	-	(2,142)	(3,119)	(31.3)

Earnings before income taxes	124,283	101,031	23.0	329,934	252,914	30.5

Income taxes	33,557	25,258	32.9	89,365	70,823	26.2

Net earnings	$90,726	$75,773	19.7%	$240,569	$182,091	32.1%

Net earnings per share:
Basic	$1.25	$1.07	16.8%	$3.34	$2.57	30.0%

Diluted	$1.16	$1.06	9.4%	$3.21	$2.54	26.4%

Weighted average shares outstanding:
Basic	72,546	70,994		72,017	70,784

Diluted	78,411	71,695		74,889	71,647

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$656,793	$316,603
Accounts receivable, net	404,004	414,083
Inventories, net	160,833	172,552
Deferred income taxes	28,140	30,112
Prepaid expenses and other	31,651	34,199

Total current assets	1,281,421	967,549

Net property, plant and equipment	299,037	271,063
Debt issuance costs, net	29,769	22,622
Deferred income taxes	20,643	17,151
Goodwill	1,328,881	1,328,881
Identifiable intangible assets, net	432,388	453,802
Other non-current assets	15,551	14,931

	$3,407,690	$3,075,999

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$38,171	$60,137
Accrued expenses and other	259,025	225,524
Current installments of long-term debt	27,500	169,500
Income taxes payable	24,295	-

Total current liabilities	348,991	455,161

Long-term debt, net of current installments and discount	1,096,416	935,290
Non-current tax liabilities	38,007	35,588
Deferred income taxes	137,909	163,386
Other non-current liabilities	2,185	3,495

Total liabilities	1,623,508	1,592,920

Shareholders' equity:
Common stock; authorized 225,000 at 2011 and 2010,
issued and outstanding 73,081 at 2011 and 71,996 at 2010	73	72
Preferred stock; authorized 50,000 at 2011 and 2010; issued and
outstanding 0 at 2011 and 2010	-	-
Additional paid-in capital	919,190	852,152
Retained earnings	854,003	613,434
Accumulated other comprehensive income, net	10,916	17,421

Shareholders' equity	1,784,182	1,483,079

	$3,407,690	$3,075,999

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2011	2010
Cash flows from operating activities:
Net earnings	$240,569	$182,091
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Amortization of convertible debt discount	17,084	15,818
Depreciation and other amortization	106,333	119,188
Provision for bad debt	8,350	7,024
Write-off of deferred debt issuance costs	3,218	2,301
Share-based compensation expense	23,738	24,173
Deferred income tax benefit	(24,957)	(48,946)
Excess tax benefit from share-based payment arrangements	(2,393)	(1,426)
Change in assets and liabilities:
Decrease in accounts receivable, net	1,101	14,829
Decrease (increase) in inventories, net	11,659	(53,353)
Decrease in prepaid expenses and other	2,547	3,927
Increase (decrease) in accounts payable	(21,994)	5,212
Increase (decrease) in accrued expenses and other	32,826	(18,117)
Increase (decrease) in tax liabilities, net	27,118	(9,227)
Decrease in deferred income taxes, net	(2,039)	(10,379)

Net cash provided by operating activities	423,160	233,115

Cash flows from investing activities:
Additions to property, plant and equipment	(89,029)	(63,255)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	(7,047)	9,771
Dispositions of property, plant and equipment	1,186	1,557
Increase in identifiable intangible assets and other non-current assets	(19,093)	(9,632)

Net cash used by investing activities	(113,983)	(61,559)

Cash flows from financing activities:
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(20,734)	(185,059)
Proceeds from exercise of stock options	42,606	10,383
Proceeds from the purchase of stock in ESPP and other	4,107	3,452
Excess tax benefit from share-based payment arrangements	2,393	1,426
Purchase of immature shares for minimum tax withholdings	(3,797)	(1,134)
Payment of debt issuance costs related to KCI’s pending merger	(827)	-
Refinancing of senior credit facility:
Proceeds from borrowings on refinancing of senior credit facility	146,012	-
Repayments on senior credit facility – due 2013	(123,346)	-
Payment of debt issuance costs	(14,676)	-

Net cash provided (used) by financing activities	31,738	(170,932)

Effect of exchange rate changes on cash and cash equivalents	(725)	(484)

Net increase in cash and cash equivalents	340,190	140
Cash and cash equivalents, beginning of period	316,603	263,157

Cash and cash equivalents, end of period	$656,793	$263,297

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended September 30,
	2011				GAAP		Constant
			Constant	2010	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS	$372,108	$(8,585)	$363,523	$358,392	3.8%		1.4%
LifeCell	97,441	(262)	97,179	84,935	14.7		14.4
TSS	61,822	(2,515)	59,307	63,381	(2.5)		(6.4)

Total Revenue	$531,371	$(11,362)	$520,009	$506,708	4.9%		2.6%

AHS:
Americas revenue
Rental	$189,056	$(318)	$188,738	$196,775	(3.9	) %	(4.1	) %
Sales	92,171	(354)	91,817	78,719	17.1		16.6

Total Americas revenue	281,227	(672)	280,555	275,494	2.1		1.8

EMEA revenue
Rental	29,351	(2,296)	27,055	33,111	(11.4)		(18.3)
Sales	44,501	(3,670)	40,831	38,394	15.9		6.3

Total EMEA revenue	73,852	(5,966)	67,886	71,505	3.3		(5.1)

APAC revenue
Rental	9,528	(1,093)	8,435	5,961	59.8		41.5
Sales	7,501	(854)	6,647	5,432	38.1		22.4

Total APAC revenue	17,029	(1,947)	15,082	11,393	49.5		32.4

Total rental revenue	227,935	(3,707)	224,228	235,847	(3.4)		(4.9)
Total sales revenue	144,173	(4,878)	139,295	122,545	17.6		13.7

Total AHS Revenue	$372,108	$(8,585)	$363,523	$358,392	3.8%		1.4%

LifeCell Revenue:
Americas revenue
Rental	$543	$-	$543	$-	-%		-%
Sales	93,964	(30)	93,934	83,213	12.9		12.9

Total Americas revenue	94,507	(30)	94,477	83,213	13.6		13.5

EMEA revenue
Sales	2,934	(232)	2,702	1,722	70.4		56.9

Total rental revenue	543	-	543	-	-		-
Total sales revenue	96,898	(262)	96,636	84,935	14.1		13.8

Total LifeCell Revenue	$97,441	$(262)	$97,179	$84,935	14.7%		14.4%

TSS Revenue:
Americas revenue
Rental	$31,558	$(312)	$31,246	$35,539	(11.2	) %	(12.1	) %
Sales	6,129	(87)	6,042	6,249	(1.9)		(3.3)

Total Americas revenue	37,687	(399)	37,288	41,788	(9.8)		(10.8)

EMEA revenue
Rental	19,094	(1,710)	17,384	17,553	8.8		(1.0)
Sales	4,794	(364)	4,430	3,503	36.9		26.5

Total EMEA revenue	23,888	(2,074)	21,814	21,056	13.4		3.6

APAC revenue
Rental	5	(2)	3	31	(83.9)		(90.3)
Sales	242	(40)	202	506	(52.2)		(60.1)

Total APAC revenue	247	(42)	205	537	(54.0)		(61.8)

Total rental revenue	50,657	(2,024)	48,633	53,123	(4.6)		(8.5)
Total sales revenue	11,165	(491)	10,674	10,258	8.8		4.1

Total TSS Revenue	$61,822	$(2,515)	$59,307	$63,381	(2.5	) %	(6.4	) %

(1) Represents percentage change between 2011 Non-GAAP Constant Currency revenue and 2010 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Nine months ended September 30,
	2011				GAAP		Constant
			Constant	2010	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS	$1,070,618	$(21,400)	$1,049,218	$1,039,071	3.0%		1.0%
LifeCell	286,785	(849)	285,936	247,693	15.8		15.4
TSS	194,982	(6,024)	188,958	203,521	(4.2)		(7.2)

Total Revenue	$1,552,385	$(28,273)	$1,524,112	$1,490,285	4.2%		2.3%

AHS:
Americas revenue
Rental	$555,396	$(917)	$554,479	$564,844	(1.7	) %	(1.8	) %
Sales	250,550	(991)	249,559	227,163	10.3		9.9

Total Americas revenue	805,946	(1,908)	804,038	792,007	1.8		1.5

EMEA revenue
Rental	91,575	(5,740)	85,835	101,967	(10.2)		(15.8)
Sales	126,372	(8,886)	117,486	117,062	8.0		0.4

Total EMEA revenue	217,947	(14,626)	203,321	219,029	(0.5)		(7.2)

APAC revenue
Rental	26,349	(2,655)	23,694	14,242	85.0		66.4
Sales	20,376	(2,211)	18,165	13,793	47.7		31.7

Total APAC revenue	46,725	(4,866)	41,859	28,035	66.7		49.3

Total rental revenue	673,320	(9,312)	664,008	681,053	(1.1)		(2.5)
Total sales revenue	397,298	(12,088)	385,210	358,018	11.0		7.6

Total AHS Revenue	$1,070,618	$(21,400)	$1,049,218	$1,039,071	3.0%		1.0%

LifeCell Revenue:
Americas revenue
Rental	$1,133	$-	$1,133	$-	-%		-%
Sales	276,879	(100)	276,779	243,375	13.8		13.7

Total Americas revenue	278,012	(100)	277,912	243,375	14.2		14.2

EMEA revenue
Sales	8,773	(749)	8,024	4,318	103.2		85.8

Total rental revenue	1,133	-	1,133	-	-		-
Total sales revenue	285,652	(849)	284,803	247,693	15.3		15.0

Total LifeCell Revenue	$286,785	$(849)	$285,936	$247,693	15.8%		15.4%

TSS Revenue:
Americas revenue
Rental	$103,586	$(929)	$102,657	$115,533	(10.3	) %	(11.1	) %
Sales	19,620	(302)	19,318	19,218	2.1		0.5

Total Americas revenue	123,206	(1,231)	121,975	134,751	(8.6)		(9.5)

EMEA revenue
Rental	59,084	(4,005)	55,079	55,381	6.7		(0.5)
Sales	11,865	(671)	11,194	12,128	(2.2)		(7.7)

Total EMEA revenue	70,949	(4,676)	66,273	67,509	5.1		(1.8)

APAC revenue
Rental	26	(8)	18	78	(66.7)		(76.9)
Sales	801	(109)	692	1,183	(32.3)		(41.5)

Total APAC revenue	827	(117)	710	1,261	(34.4)		(43.7)

Total rental revenue	162,696	(4,942)	157,754	170,992	(4.9)		(7.7)
Total sales revenue	32,286	(1,082)	31,204	32,529	(0.7)		(4.1)

Total TSS Revenue	$194,982	$(6,024)	$188,958	$203,521	(4.2	) %	(7.2	) %

(1) Represents percentage change between 2011 Non-GAAP Constant Currency revenue and 2010 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,
				Interest
				Expense -
			Debt	Adoption of	Refinancing
		Amortization	Issuance	Required	of Senior	Restructuring
	2011	of Acquired	Cost	Accounting	Credit	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Facility	Charges	2011	2010	Change

Operating earnings	$143,417	$8,855	$-	$-	$-	$8,110	$160,382	$129,007	24.3%
Net earnings (1)	$90,726	$5,446	$1,076	$3,570	$-	$4,987	$105,805	$86,324	22.6%
Diluted earnings per share	$1.16	$0.07	$0.01	$0.05	$-	$0.06	$1.35	$1.20	12.5%

	Nine months ended September 30,
				Interest
				Expense -
			Debt	Adoption of	Refinancing
		Amortization	Issuance	Required	of Senior	Restructuring
	2011	of Acquired	Cost	Accounting	Credit	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Facility	Charges	2011	2010	Change

Operating earnings	$386,621	$26,567	$-	$-	$-	$9,316	$422,504	$364,130	16.0%
Net earnings (1)	$240,569	$16,339	$3,160	$10,507	$1,979	$5,729	$278,283	$223,449	24.5%
Diluted earnings per share	$3.21	$0.22	$0.04	$0.14	$0.03	$0.08	$3.72	$3.12	19.2%

	Three months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2010

Operating earnings	$120,152	$8,855	$-	$-	$-	$129,007
Net earnings (1)	$75,773	$5,446	$1,800	$3,305	$-	$86,324
Diluted earnings per share	$1.06	$0.07	$0.02	$0.05	$-	$1.20

	Nine months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2010

Operating earnings	$322,849	$28,570	$-	$-	$12,711	$364,130
Net earnings (1)	$182,091	$17,571	$6,241	$9,728	$7,818	$223,449
Diluted earnings per share	$2.54	$0.24	$0.09	$0.14	$0.11	$3.12

(1) Adjustments to “Net earnings” are presented net of tax.  The tax effect of each reconciling item is calculated using the Company’s estimated incremental U.S. combined federal and state tax rate of 38.5%.